Exhibit 99.1

January 6, 2017

Bioptix, Inc.
1775 38th Street
Boulder, CO 80301
 Attn:  Chief Executive Officer

Dear Steve:
On December 8, 2016, Barry Honig, the beneficial owner of more than ten percent of the outstanding shares of Bioptix, Inc. (the "Company"), commenced a legal action in Colorado State court to compel the Company to hold a special meeting of shareholders to remove Gail Schoettler, Susan Evans and David Welch from the Company's Board of Directors and to elect three nominees proposed by Mr. Honig.  The members of the Board of the Company have engaged in discussions with principal shareholders of the Company subsequent to the commencement of such action, and, based on such discussions, have determined that if such special meeting were to be held, the proposals submitted by Mr. Honig would be approved by the shareholders.  Therefore, in the best interests of the Company and its shareholders, in order to preserve the assets of the Company to be used for business purposes, each of the undersigned directors hereby resigns from the Board and each Committee of the Board on which he or she serves, effective as of January 6, 2017.
Each of the undersigned resigning directors affirms that this resignation is not related to any disagreement or concerns related to the financial status or financial statements of the Company.
Sincerely,

  /s/ Gail Schoettler
 Gail Schoettler
  /s/ Susan Evans
 Susan Evans
/s/ David Welch
David Welch